Exhibit 99.2
RPM INCREASES CASH DIVIDEND FOR 35TH CONSECUTIVE YEAR

•	PAYMENT OF $0.20 PER SHARE IS 5.3% INCREASE OVER PRIOR YEAR
•	STOCKHOLDERS RE-ELECT FOUR DIRECTORS
MEDINA, Ohio – October 10, 2008 – RPM International Inc. (NYSE: RPM) today announced at its annual meeting of stockholders that its board of directors declared a regular quarterly cash dividend of $0.20 per share, payable on October 31, 2008, to stockholders of record as of October 20, 2008. This payment represents a 5.3% increase over the $0.19 quarterly cash dividend paid at this time last year.
This action marks RPM’s 35th consecutive year of increased cash dividends paid to its stockholders, which places RPM in an elite category of less than half of one percent of all 19,000 publicly-traded U.S. companies. Only 67 other companies, besides RPM, have consecutively paid an increasing annual dividend for this period of time or longer, according to the 2009 edition of America’s Finest Companies. At a share price of $15.00, RPM’s dividend yield would be 5.3%
“An annually increasing dividend is a hallmark of RPM. Since the end of fiscal 2001, our cash dividend has increased 50%. Investors who acquired RPM stock at that time would have an 8% cash yield on their original investment today,” said president and chief executive officer Frank C. Sullivan. “It is our intent to continue this practice, which is enabled by our strong cash flow, resilient capital structure, stable business performance and outlook for continuing growth.”
At the annual meeting, stockholders re-elected four Class III members to its board of directors to three-year terms expiring in 2011; those elected were Frederick R. Nance, regional managing partner of Squire, Sanders & Dempsey L.L.P.; Charles A. Ratner, chief executive officer and president of Forest City Enterprises; William B. Summers, Jr., retired chairman and chief executive officer of McDonald Investments Inc. and Dr. Jerry Sue Thornton, president of Cuyahoga Community College.
Additionally, stockholders ratified the appointment of Ernst & Young LLP as RPM’s independent registered public accounting firm for the fiscal year ending May 31, 2009.
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors.
For more information, contact P. Kelly Tompkins, executive vice president – administration and chief financial officer, at 330-273-5090 or ktompkins@rpminc.com.
# # #